Exhibit 99.1
Astec Industries, Inc.

News Release
   1725 Shepherd Road  |  Chattanooga, TN  37421  |  Phone (423) 899-5898  |  Fax 899-4456

ASTEC INDUSTRIES, INC. TO ACQUIRE DILLMAN EQUIPMENT, INC.

CHATTANOOGA, Tennessee, (August 5, 2008).  Astec Industries, Inc. (NASDAQ: ASTE) today announced that it has entered into a definitive agreement to acquire Dillman Equipment, Inc. (“Dillman”), a manufacturer of asphalt plant equipment, headquartered in Prairie du Chien, Wisconsin.

Incorporated in 1994, Dillman is a leading manufacturer of asphalt plant equipment.  The company supplies the asphalt industry with asphalt plant equipment that includes asphalt storage silos, DuoDrum™ counterflow drum plants, cold feed systems, recycle systems, baghouses, dust silos, air pollution control systems, portable asphalt plants, drag slats, transfer conveyors, plant controls, control houses, silos, asphalt storage tanks, parts, and field services.  The company will continue its manufacturing  operations in Prairie du Chien, Wisconsin as a division of Astec, Inc.  The transaction is expected to close during the fourth calendar quarter.

Dr. J. Don Brock, Chairman and Chief Executive Officer, said, “We are pleased to announce the acquisition of Dillman Equipment, Inc.  Astec management has known the Dillman family for many years as respected manufacturers.  The expansion of Astec’s manufacturing capacity, the addition of a proven product line, and a location well-positioned to service both Dillman and Astec customers are among the principal benefits of the acquisition.  The manufacturing capacity will be beneficial to Astec’s increasing international sales.  Dillman has a culture similar to Astec and we are pleased to be able to expand our operations into other areas of the country via this transaction. Brian Dillman will continue employment with the Dillman Division team.”

To find out more about Dillman go to www.dillmanequipment.com.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  Astec also has a company engaged in the wood chipping and grinding industry.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about future performance of Dillman and improvements to existing Dillman business operations. These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail:  sanderson@astecindustries.com